Exhibit (a)(15)


For further Information on this release, call

Contact:
Francis M. Corby, Jr.          James C. Benjamin       David A. Brukardt
Executive Vice President       V.P. and Controller     Director, Corporate
Finance and Administration     (414) 486-6870          Communication
(414) 486-6518                                         (414) 486-6474


                 HARNISCHFEGER EXTENDS CASH TENDER OFFER FOR G&L
                  AND DELIVERS DEMANDS TO CALL SPECIAL MEETING


        MILWAUKEE -- May 27, 1997 -- Harnischfeger Industries, Inc.

        (NYSE:HPH) today announced an extension until midnight EDT,

        Friday, May 30, 1997, of its cash tender offer for all issued and outstanding shares of Giddings & Lewis, Inc. (NASDAQ:GIDL)

        at a price of $19 per share.  The tender offer and withdrawal rights were previously scheduled to expire at midnight on May

        23.


                   Harnischfeger has been advised by the depositary for

         the tender offer that as of midnight on May 23, 1997, ap-

         proximately 1,023,127 shares of G&L stock had been tendered and not withdrawn.


                   Harnischfeger also announced that on Thursday, May

         22, it delivered to G&L written demands to call a special meet-

         ing of G&L shareholders from holders of more than 10 percent of the outstanding G&L shares.


                   "To our knowledge, the time, date, place and record

         date of the special meeting have not yet been announced by

         G&L," a Harnischfeger official said.  The G&L bylaws require

                                       -2-





         G&L to call a special meeting upon receipt of written demands from holders of more than 10 percent of outstanding G&L shares.


                   At the special meeting, G&L shareholders will have

         the opportunity to vote to remove the G&L board of directors and take other actions to facilitate Harnischfeger's tender offer to acquire all outstanding G&L shares for $19 per share in cash.


                                      #####


         HARNISCHFEGER INDUSTRIES, INC. [NYSE:HPH] IS A GLOBAL COMPANY WITH BUSINESS SEGMENTS INVOLVED IN THE MANUFACTURE AND DISTRI-BUTION OF EQUIPMENT FOR UNDERGROUND MINING (JOY MINING MACHIN-
         ERY), SURFACE MINING (P&H MINING EQUIPMENT), PULP AND PAPERMAK-ING (BELOIT CORPORATION), AND MATERIAL HANDLING (P&H MATERIAL HANDLING).